Press Release
XL House
8 St. Stephen’s Green
Dublin 2, Ireland

Phone +353 (0)1 400 5500
Fax +353 (0)1 405 2033
www.xlcatlin.com

Contact:	David Radulski	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3470	(441) 294-7290

XL GROUP PLC ANNOUNCES ITS SECOND QUARTER 2016 PRELIMINARY LOSS ESTIMATE FOR NATURAL CATASTROPHES
Also Announces It Will Release Second Quarter 2016 Results on July 27, 2016
Dublin, Ireland - July 13, 2016 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced its preliminary net loss estimate in the second quarter of 2016 of approximately $240 million relating to natural catastrophes. This preliminary estimate is pretax and net of reinsurance and reinstatement premiums and is split approximately $100 million in the Insurance segment and $140 million in the Reinsurance segment.
Losses contributing to this estimate include wildfires in Canada, flooding in Europe, earthquakes in Japan and Ecuador and hailstorms in the United States among others.  In aggregate, natural catastrophe events are estimated to result in losses to the (re)insurance industry in excess of $16 billion in the second quarter of 2016. The largest of these events, the wildfires in and around Fort McMurray, Alberta Canada, accounts for approximately $120 million of the Company’s total preliminary loss estimate and is primarily a Reinsurance segment loss.  The Company’s preliminary estimates are based on its review of individual treaties and policies expected to be impacted, along with available client and industry data. These preliminary estimates involve the exercise of considerable judgment. Given that the facts are still developing, as well as the complexities of the nature of the events, there is considerable uncertainty associated with the loss estimates of these events and such estimates are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.
Today the Company also announced that it intends to release its Second Quarter 2016 results after the close of regular stock market trading hours on Wednesday, July 27, 2016.  A conference call to discuss the Company’s results will be held at 5 p.m. Eastern Time on Wednesday, July 27, 2016.   The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”.  The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on July 27, 2016, through midnight Eastern Time on August 27, 2016.  A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on July 27, 2016, until midnight Eastern Time on August 27, 2016, by dialing (203) 369-1837 or (866) 501-5103.

About XL Group plc
XL Group plc (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 ("PSLRA") provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that reflect our preliminary expectations regarding natural catastrophe net loss estimates for the second quarter of 2016. Statements that include the words "expect," "estimate," "intend," "plan," "believe," "project," "anticipate," "may," "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.
All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in our preliminary loss estimates. We believe that these factors include, but are not limited to, the following:

•
changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to the second quarter of 2016 natural catastrophe events due to the preliminary nature of reports and estimates of loss and damage to date;

•	the amount and timing of losses actually incurred and reported by our insureds or ceding companies;

•	the timing and full recoverability of ceded reinsurance or other amounts due to us, or changes to our projections relating to such recoverables;

•	coverage and regulatory issues; and

•	the other factors set forth in Item 1A, "Risk Factors," included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our other documents on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.